Exhibit 99.1

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	May 1, 2025
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. REPORTS RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2025 (UPDATED)

FREEHOLD, NJ, May 1, 2025........ In a release issued under the same headline on May 1, 2025 by UMH Properties, Inc. (NYSE:UMH) (TASE:UMH), please note that for the Full Year Guidance 2025 section in Note 3, “Net Loss Attributable to Common Shareholders per share – fully diluted” should be “Net Income Attributable to Common Shareholders per share – fully diluted” in the range of $0.13-$0.21. Further, Depreciation should be $0.80 instead of $0.08. The corrected release follows.

UMH Properties, Inc. (NYSE:UMH) (TASE:UMH) reported Total Income for the quarter ended March 31, 2025 of $61.2 million as compared to $57.7 million for the quarter ended March 31, 2024, representing an increase of 6%. Net Loss Attributable to Common Shareholders amounted to $271,000 or $0.00 per diluted share for the quarter ended March 31, 2025 as compared to a Net Loss of $6.3 million or $0.09 per diluted share for the quarter ended March 31, 2024.

Funds from Operations Attributable to Common Shareholders (“FFO”), was $18.2 million or $0.22 per diluted share for the quarter ended March 31, 2025 as compared to $14.0 million or $0.20 per diluted share for the quarter ended March 31, 2024, representing a 10% per diluted share increase. Normalized Funds from Operations Attributable to Common Shareholders (“Normalized FFO”), was $18.8 million or $0.23 per diluted share for the quarter ended March 31, 2025, as compared to $15.0 million or $0.22 per diluted share for the quarter ended March 31, 2024, representing a 5% per diluted share increase.

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A summary of significant financial information for the three months ended March 31, 2025 and 2024 is as follows (in thousands except per share amounts):

	For the Three Months Ended
	March 31,
	2025	2024

Total Income	$61,225	$57,680
Total Expenses	$51,651	$48,408
Net Loss Attributable to Common Shareholders	$(271)	$(6,264)
Net Loss Attributable to Common Shareholders per Diluted Common Share	$(0.00)	$(0.09)
FFO (1)	$18,172	$14,046
FFO (1) per Diluted Common Share	$0.22	$0.20
Normalized FFO (1)	$18,820	$15,017
Normalized FFO (1) per Diluted Common Share	$0.23	$0.22
Basic Weighted Average Shares Outstanding	82,391	69,130
Diluted Weighted Average Shares Outstanding	83,335	69,536

A summary of significant balance sheet information as of March 31, 2025 and December 31, 2024 is as follows (in thousands):

	March 31, 2025	December 31, 2024

Gross Real Estate Investments	$1,712,915	$1,669,114
Marketable Securities at Fair Value	$30,328	$31,883
Total Assets	$1,549,306	$1,563,728
Mortgages Payable, net	$476,372	$485,540
Loans Payable, net	$28,814	$28,279
Bonds Payable, net	$101,115	$100,903
Total Shareholders’ Equity	$914,195	$915,909

Samuel A. Landy, President and CEO, commented on the results of the first quarter of 2025.

“We are pleased to announce another solid quarter of operating results and an excellent start to 2025. During the quarter, we:

●	Increased Rental and Related Income by 8%;
●	Increased Community Net Operating Income (“NOI”) by 8%;
●	Increased Normalized Funds from Operations (“Normalized FFO”) by 25% and Normalized FFO per diluted share by 5%;
●	Increased Same Property Community NOI by 8%;
●	Increased Same Property Occupancy by 70 basis points from 87.2% to 87.9%;
●	Improved our Same Property expense ratio from 39.6% in the first quarter of 2024 to 39.5% at quarter end;
●	Acquired two 100% fully occupied, age-restricted communities in New Jersey containing approximately 266 homesites for a total cost of approximately $24.6 million;
●	Issued and sold approximately 515,000 shares of Common Stock through our At-the-Market Sale Program at a weighted average price of $18.21 per share, generating gross proceeds of $9.4 million and net proceeds of $9.2 million, after offering expenses;

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●	Issued and sold approximately 49,000 shares of Series D Preferred Stock through our At-the-Market Sale Program at a weighted average price of $23.03 per share, generating gross proceeds of $1.1 million and net proceeds of $982,000, after offering expenses;
●	Subsequent to quarter end, raised our quarterly common stock dividend by $0.01 representing a 4.7% increase to $0.225 per share or $0.90 annually, representing our fifth consecutive common stock dividend increase within the last five years, resulting in an increase of $0.18 or 25% over this period; and
●	Subsequent to quarter end, issued and sold approximately 1.2 million shares of Common Stock through our At-the-Market Sale Program at a weighted average price of $17.89 per share, generating gross proceeds of $21.8 million and net proceeds of $21.5 million, net of offering expenses.”

Samuel A. Landy, President and CEO, commented, “UMH Properties delivered a solid first quarter in 2025, reflecting the strength and resilience of our long-term business plan. Normalized FFO increased to $0.23 per share, an increase of 5% per share over last year. Our results should continue to improve as we are able to obtain our annual rent increases, invest in additional rental units, increase sales and complete additional acquisitions. Our performance and results over the past few years have allowed us to increase the annual dividend for a 5th consecutive year to $0.90 per share. Over the past five years, we have increased the dividend by $0.18 or 25%.”

“Our communities continue to experience strong demand which is resulting in increased sales and higher rental home occupancy. Our same-property occupancy increased by 113 sites from year end 2024 and an increase of 227 occupied sites year-over-year, driving an 8.4%, or $2.5 million, increase in NOI to $32.5 million. Rental home occupancy increased from 94.0% at year end to 94.6% at the end of the first quarter. Additionally, we converted 109 new homes from inventory to revenue-generating rental homes, expanding our rental portfolio to approximately 10,400 homes. Home sales remained robust despite the challenging winter, with gross sales revenue reaching $6.7 million. We anticipate sales growth as we progress into our peak selling seasons and begin selling homes into our newly opened expansions.”

“The acquisition of two fully occupied communities in New Jersey further strengthens our portfolio, and with a solid balance sheet and access to capital, we are well-positioned to continue our external growth initiatives. We currently have two communities in Maryland, containing 191 sites, under contract for a total purchase price of $14.6 million that we hope to close in the second quarter. We continue to evaluate potential acquisitions and hope to increase our pipeline in the coming weeks.”

“Our guidance for full-year 2025 remains unchanged. We expect normalized FFO in the range of $0.96-$1.04 (3) per diluted share, or $1.00 per diluted share at the midpoint. As we head into the seasonally strong spring and summer months, we anticipate continued growth in occupancy, NOI, and sales, delivering long-term value to our shareholders.”

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UMH Properties, Inc. will host its First Quarter 2025 Financial Results Webcast and Conference Call. Senior management will discuss the results, current market conditions and future outlook on Friday, May 2, 2025, at 10:00 a.m. Eastern Time.

The Company’s 2025 first quarter financial results being released herein will be available on the Company’s website at www.umh.reit in the “Financials” section.

To participate in the webcast, select the webcast icon on the homepage of the Company’s website at www.umh.reit, in the Upcoming Events section. Interested parties can also participate via conference call by calling toll free 877-513-1898 (domestically) or 412-902-4147 (internationally).

The replay of the conference call will be available at 12:00 p.m. Eastern Time on Friday, May 2, 2025, and can be accessed by dialing toll free 877-344-7529 (domestically) and 412-317-0088 (internationally) and entering the passcode 3811796. A transcript of the call and the webcast replay will be available at the Company’s website, www.umh.reit.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 141 manufactured home communities containing approximately 26,500 developed homesites, of which 10,400 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 141 communities are two communities in Florida, containing 363 sites that UMH has an ownership interest in and operates through its joint venture with Nuveen Real Estate.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Note:

(1)	Non-GAAP Information: We assess and measure our overall operating results based upon an industry performance measure referred to as Funds from Operations Attributable to Common Shareholders (“FFO”), which management believes is a useful indicator of our operating performance. FFO is used by industry analysts and investors as a supplemental operating performance measure of a REIT. FFO, as defined by The National Association of Real Estate Investment Trusts (“NAREIT”), represents net income (loss) attributable to common shareholders, as defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”), excluding certain gains or losses from sales of previously depreciated real estate assets, impairment charges related to depreciable real estate assets, the change in the fair value of marketable securities, and the gain or loss on the sale of marketable securities plus certain non-cash items such as real estate asset depreciation and amortization. Included in the NAREIT FFO White Paper - 2018 Restatement, is an option pertaining to assets incidental to our main business in the calculation of NAREIT FFO to make an election to include or exclude gains and losses on the sale of these assets, such as marketable equity securities, and include or exclude mark-to-market changes in the value recognized on these marketable equity securities. In conjunction with the adoption of the FFO White Paper - 2018 Restatement, for all periods presented, we have elected to exclude the gains and losses realized on marketable securities investments and the change in the fair value of marketable securities from our FFO calculation. NAREIT created FFO as a non-U.S. GAAP supplemental measure of REIT operating performance. We define Normalized Funds from Operations Attributable to Common Shareholders (“Normalized FFO”), as FFO excluding certain one-time charges. FFO and Normalized FFO should be considered as supplemental measures of operating performance used by REITs. FFO and Normalized FFO exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have a different cost basis. However, other REITs may use different methodologies to calculate FFO and Normalized FFO and, accordingly, our FFO and Normalized FFO may not be comparable to all other REITs. The items excluded from FFO and Normalized FFO are significant components in understanding the Company’s financial performance.

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FFO and Normalized FFO (i) do not represent Cash Flow from Operations as defined by U.S. GAAP; (ii) should not be considered as alternatives to net income (loss) as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. FFO and Normalized FFO, as calculated by the Company, may not be comparable to similarly titled measures reported by other REITs.

The diluted weighted shares outstanding used in the calculation of FFO per Diluted Common Share and Normalized FFO per Diluted Common Share were 83.3 million shares for the three months ended March 31, 2025 and 69.5 million shares for the three months ended March 31, 2024. Common stock equivalents resulting from stock options in the amount of 944,000 shares for the three months ended March 31, 2025 and 406,000 shares for the three months ended March 31, 2024 were excluded from the computation of Diluted Net Loss per Share as their effect would have been anti-dilutive.

The reconciliation of the Company’s U.S. GAAP net loss to the Company’s FFO and Normalized FFO for the three months ended March 31, 2025 and 2024 are calculated as follows (in thousands):

	Three Months Ended
	March 31, 2025	March 31, 2024
Net Loss Attributable to Common Shareholders	$(271)	$(6,264)
Depreciation Expense	16,663	14,741
Depreciation Expense from Unconsolidated Joint Venture	217	197
Loss on Sales of Investment Property and Equipment	1	3
Decrease in Fair Value of Marketable Securities	1,562	5,369
FFO Attributable to Common Shareholders	18,172	14,046
Amortization of Financing Costs	599	556
Non-Recurring Other Expense (2)	49	415
Normalized FFO Attributable to Common Shareholders	$18,820	$15,017

(2)	Consists of one-time legal and professional fees ($49) for the three months ended March 31, 2025. Consisted of non-recurring expenses for one-time legal fees and fees relating to the OZ Fund ($33), and costs associated with the liquidation/sale of inventory in a particular sales center ($382) for the three months ended March 31, 2024.

The following are the cash flows provided by (used in) operating, investing and financing activities for the three months ended March 31, 2025 and 2024 (in thousands):

	2025	2024
Operating Activities	$12,779	$19,048
Investing Activities	(56,411)	(25,424)
Financing Activities	(18,693)	(8,849)

(3)	The following table reconciles Net Income Attributable to Common Shareholders per share – fully diluted guidance to FFO Attributable to Common Shareholders per share - fully diluted guidance and Normalized FFO Attributable to Common Shareholders per share - fully diluted guidance:

Full Year Guidance 2025

Net Income Attributable to Common Shareholders per share – fully diluted	$0.13-$0.21
Depreciation	$0.80
FFO Attributable to Common Shareholders per share - fully diluted	$0.93-$1.01
Amortization of Financing Costs and Non- Recurring Other Expenses	$.03
Normalized FFO Attributable to Common Shareholders per share - fully diluted	$0.96-$1.04